                                                                    Exhibit 99.1

                                                         [TC PipeLines, LP Logo]



TC PipeLines, LP Financial Condition Not Materially Impacted by Enron

Calgary, Alberta - November 29, 2001 - (Nasdaq: TCLPZ) - TC PipeLines, LP (the Partnership) today announced that based on currently available information, the recent downgrading of Enron Corp.'s credit ratings and other events involving Enron, should not have a material adverse impact on the Partnership's financial condition. However, it is premature to determine with certainty whether and to what extent the Partnership may be impacted by these events. The Partnership holds a 30% general partner interest in Northern Border Pipeline Company. The other 70% general partner interest is held by Northern Border Partners, L.P., a publicly traded limited partnership, of which Enron controls two of its three general partners. Northern Border Partners, L.P. is not affiliated with TC PipeLines, LP.

As detailed in the Partnership's September 30, 2001 Quarterly Report on Form 10-Q, Northern Border Pipeline has a number of relationships with Enron. Northern Plains Natural Gas Company, a wholly owned subsidiary of Enron, provides operating and administrative services for Northern Border Pipeline. Certain of the services are provided through other Enron subsidiaries. The Partnership believes that Northern Plains will continue to be able to meet its obligations to provide operational and administrative services under the existing agreements.

Northern Border Pipeline has an aggregate financial exposure over the next 12 months of approximately $9 million (2.8 percent) of annual revenues under its firm transportation contracts with Enron North America (ENA), a wholly owned subsidiary of Enron. The Partnership believes that even if ENA fails to perform its obligations under the firm transportation contracts it will not have a material adverse impact on Northern Border Pipeline's financial condition. In addition, under certain circumstances Northern Border Pipeline has the right to re-market this capacity to other shippers. If Northern Border Pipeline is unable to re-market this capacity, the aggregate financial impact from this revenue shortfall over the next 12 months is approximately $2.7 million to TC PipeLines, LP.

The Partnership plans to continue to monitor developments at Enron and to continue to assess the impact these events may have on Northern Border Pipeline and to take appropriate action to protect the interests of the Partnership and its unitholders.

TC PipeLines, LP is a publicly held limited partnership. It owns a 30% interest in Northern Border Pipeline Company, a Texas general partnership, and a 49% interest in Tuscarora Gas Transmission Company, a Nevada general partnership. Northern Border Pipeline owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 229-mile United States interstate pipeline system that transports natural gas from Oregon, where it interconnects with facilities of PG&E National Energy Group, Gas Transmission Northwest, to northern Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., a wholly owned subsidiary of TransCanada PipeLines Limited. Subsidiaries of TransCanada also hold common and subordinated units of the Partnership. Common units of TC PipeLines, LP are quoted on the Nasdaq Stock Market and trade under the symbol "TCLPZ". For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.


                                     - 30 -


Media Inquiries:           Glenn Herchak /
                           Kurt Kadatz                         (403) 920-7859

Unitholder and
Analyst Inquiries:         Theresa Jang                        (403) 920-2050
                           Toll-free                           (877) 290-2772

This news release includes forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. All forward-looking statements are based on the Partnership's beliefs as well as assumptions made by and information currently available to the Partnership. When used herein, words such as "believes", "expects", "intends", "forecasts", "projects", and similar expressions, identify forward-looking statements within the meaning of the Securities Litigation Reform Act. These statements reflect the Partnership's current views with respect to future events and are subject to various risks, uncertainties and assumptions including regulatory decisions, particularly those of the Federal Energy Regulatory Commission, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and prevailing economic conditions, particularly conditions of the capital and equity markets, and other risks discussed in detail in the Partnership's filings with the Securities and Exchange Commission, including the Partnership's Annual Report on Form 10-K for the year ended December 31, 2000. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statement. Except as required by applicable securities laws, TC PipeLines, LP does not intend to update these forward-looking statements.